EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Aviragen Therapeutics, Inc. 2016 Equity Incentive Plan (the “Plan”) and Inducement Stock Option Awards to Various Employees (the “Inducement Option Awards”) of Aviragen Therapeutics, Inc. of our reports dated September 13, 2016, with respect to the consolidated financial statements of Aviragen Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Aviragen Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 16, 2016